Exhibit 99.01

Press Release
www.shire.com

Purchase of Shares by Employee Benefit Trust

September 28, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPG), announces that the Shire Employee Benefit Trust (the "Trust") has been requested to purchase up to a total of £30 million of Shire plc Ordinary Shares over the period September 28, 2012 to November 30, 2012.

Any such purchases will be made for the benefit of the Trust, in connection with Shire's management of its various employee share schemes.  Any purchases have been requested to be made on an irrevocable, non-discretionary, rolling basis.

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Notes to editors

Shire enables people with life-altering conditions to lead better lives.

Through our deep understanding of patients’ needs, we develop and provide healthcare in the areas of:

•	Behavioral Health and Gastro Intestinal conditions
•	Rare Diseases
•	Regenerative Medicine

as well as other symptomatic conditions treated by specialist physicians.

We aspire to imagine and lead the future of healthcare, creating value for patients, physicians, policymakers, payors and our shareholders.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX